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                                                                      EXHIBIT 11

         STATEMENT REGARDING COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                        THREE              NINE
                                        MONTHS            MONTHS
                                         ENDED             ENDED
                                        9/30/97           9/30/97
                                      ----------         ----------
Weighted average shares
  outstanding                          10,126,000        9,979,000

Weighted average common stock
  equivalents outstanding:
        Common stock
        Options                           637,000
        Warrants                          167,000
                                      -----------
        Total                             803,000

Assumed treasury stock
  repurchases:
        Common stock
        Options                           324,000
        Warrants                           42,000
                                      -----------
        Total                             366,000

Net weighted average common stock     -----------
  equivalents                             437,000



Total primary weighted average
  common stock and common stock       -----------
  equivalents outstanding              10,563,000
                                      -----------


Note: The effect of common stock equivalents was excluded from the calculation for the nine months ended September 30, 1997 due to the net loss recorded in each such period.



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